Exhibit 23.2

[WOLF & COMPANY, P.C. LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 1 of this Prospectus and Registration Statement of Westfield Financial, Inc. on Form S-1 of our report, dated March 10, 2006, except for Note 23, as to which the date is June 20, 2006, with respect to the consolidated financial statements of Westfield Financial, Inc. as of December 31, 2005 and 2004 and for the two years in the period ended December 31, 2005. We also consent to the inclusion of our report, dated March 10, 2006, on management’s assertion on and the effectiveness of internal control over financial reporting as of December 31, 2005, and to the use of our name and the references to us, as appearing under the headings “Tax Aspects” and “Experts” in this Prospectus and Registration Statement.

We also consent to the use of our State Tax Opinion appearing as an exhibit to the Prospectus and Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 12, 2006